PROSPECTUS SUPPLEMENT NO.3 To Prospectus dated May 5, 2014	Filed pursuant to Rule 424(b)(3) Registration No. 333-188210

2,824,471 Shares

Common Stock

This Prospectus Supplement No. 3 (this "Prospectus Supplement") supplements the Prospectus dated May 5, 2014, as supplemented by prospectus supplement No. 1 and prospectus supplement No. 2, each dated October 16, 2014 (collectively, the "Prospectus") which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-188210). The Prospectus and this Prospectus Supplement relate to the resale, from time to time, by the selling stockholders named in the Prospectus of up to an aggregate of 2,824,471 shares of common stock, par value $0.001 per share, of Integrity Applications, Inc., consisting of 1,282,775 shares issuable upon conversion of our Series A 5% Convertible Preferred Stock, par value $0.001 per share, 1,539,546 shares issuable upon the exercise of warrants and 2,150 shares of common stock issued in a private placement transaction on March 13, 2013. We are not selling any common stock under the Prospectus and will not receive any of the proceeds from the sale of shares of common stock being sold by the selling stockholders.

This Prospectus Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Prospectus Supplement. This Prospectus Supplement updates, amends and supplements the information included or incorporated by reference in the Prospectus. If there is any inconsistency between the information in the Prospectus and this Prospectus Supplement, you should rely on the information in this Prospectus Supplement.

This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements to it.

Current Report on Form 8-K

On November 6, 2014, we filed a Current Report on Form 8-K with the Securities and Exchange Commission. The text of such Form 8-K is attached hereto.

An investment in our common stock involves substantial risks.  See “Risk Factors” beginning on page 7 of the Prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 20, 2014.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 31, 2014

Integrity Applications, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-54785	98-0668934
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

102 Ha’Avoda Street, P.O. Box 432, Ashkelon, Israel		L3 7810301
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:  972 (8) 675-7878

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

Preferred Stock and Warrant Issuance

On October 31, 2014, Integrity Applications, Inc., a Delaware corporation (the “Company”), entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Purchasers”) pursuant to which, on October 31, 2014, the Company issued to the Purchasers an aggregate of 1,274.95 units of the Company (each a “Unit” and, collectively, the “Units”), each consisting of (a) one share of the Company’s newly designated Series B 5.5% Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock”), convertible into shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), at an initial conversion price of $5.80 per share, (b) a five year warrant to purchase, at an exercise price of $5.80 per share, up to such number of shares of the Common Stock equal to 100% of the shares of Common Stock issuable upon conversion of such share of Preferred Stock (each a “Series B-1 Warrant”) and (c) a five year warrant to purchase, at an exercise price of $10.00 per share, up to such number of shares of Common Stock equal to 100% of the shares of Common Stock issuable upon conversion of such share of Preferred Stock (each a “Series B-2 Warrant” and, together with the Series B-1 Warrants, collectively, the “Warrants”).

The shares of Preferred Stock comprising the Units are convertible into an aggregate of 219,829 shares of Common Stock, and the Warrants comprising the Units are exercisable for an aggregate of 439,658 shares of Common Stock, in each case subject to certain adjustments.  The Company received aggregate proceeds of $1,274,945 from the sale of the Units pursuant to the Purchase Agreement.

The sale of the Units pursuant to the Purchase Agreement was the third closing of an offering of Units by the Company.  The first and second closings, involving the sale by the Company of an aggregate of 3,036 Units and 2,541.6 Units, respectively, were disclosed by the Company in a Current Reports on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on September 5, 2014 and October 6, 2014, respectively (the “Prior 8-Ks”), each of which is incorporated herein by reference.  The terms of the Preferred Stock and the Warrants are the same as the terms of the Preferred Stock and Warrants issued in the first and second closings, as described in the Prior 8-Ks.

Registration Rights

In connection with the sale of the Units, the Company entered into a Registration Rights Agreement with the Purchasers, which is substantially identical to the registration rights agreement entered into with the prior purchasers in connection with the first and second closings as disclosed in the Prior 8-Ks.

Placement Agent Compensation

Pursuant to a placement agent agreement (the “Placement Agent Agreement”) with the placement agent for the offering of the Units (the “Placement Agent”), at the closing of the sale of the Units the Company paid the Placement Agent, as a commission, an amount equal to 7% of the aggregate sales price of the Units, plus 3% of the aggregate sales price as a management fee plus a non-accountable expense allowance equal to 3% of the aggregate sales price of the Units.  In addition, pursuant to the placement agent agreement, we are required to issue to the Placement Agent: (a) 5 year warrants to purchase up to 43,966 shares of Common Stock at an exercise price of $5.80 per share and (b) 5 year warrants to purchase up to 21,983 shares of Common Stock at an exercise price of $10.00 per share.  The terms of the Placement Agent warrants will be substantially similar to the Warrants except that the Placement Agent warrants will also be exercisable on a cashless basis.

Item 3.02	Unregistered Sales of Equity Securities.

The information provided in Item 1.01 is incorporated by reference into this Item 3.02.

The Units were sold without registration under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon an exemption from registration pursuant to Section 4(a)(2) of the Securities Act.  The Units were offered only to “accredited investors,” as such term is defined under the Securities Act, and were not offered pursuant to a general solicitation.

Item 9.01	Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Exhibit Description

4.1	Form of Securities Purchase Agreement (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on September 5, 2014)

4.2	Form of Series B-1 Common Stock Purchase Warrant (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K, as filed with the SEC on September 5, 2014)

4.3	Form of Series B-2 Common Stock Purchase Warrant (filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K, as filed with the SEC on September 5, 2014)

4.4	Form of Registration Rights Agreement (filed as Exhibit 4.4 to the Company’s Current Report on Form 8-K, as filed with the SEC on September 5, 2014)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November 6, 2014

INTEGRITY APPLICATIONS, INC.

By:	/s/ Avner Gal
Name: Avner Gal
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

4.1	Form of Securities Purchase Agreement (filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, as filed with the SEC on September 5, 2014)

4.2	Form of Series B-1 Common Stock Purchase Warrant (filed as Exhibit 4.2 to the Company’s Current Report on Form 8-K, as filed with the SEC on September 5, 2014)

4.3	Form of Series B-2 Common Stock Purchase Warrant (filed as Exhibit 4.3 to the Company’s Current Report on Form 8-K, as filed with the SEC on September 5, 2014)

4.4	Form of Registration Rights Agreement (filed as Exhibit 4.4 to the Company’s Current Report on Form 8-K, as filed with the SEC on September 5, 2014)